AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT

      AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT dated as of May 18, 2004 (this "Amendment") between Dune Energy, Inc., a Delaware corporation having its principal place of business at 1330 Post Oak Blvd., Suite 1600, Houston, Texas 77056 (the "Employer" or the "Company"), and Alan Gaines, an individual residing in the State of Connecticut (the "Executive").

            WHEREAS, the Company and Executive have entered into that certain Employment Agreement effective as of May 18, 2004 (the "Employment Agreement"); and

            WHEREAS, the Company and Executive now hereby wish to amend the Employment Agreement to provide for an exception to the Executive's anti-dilution rights with respect to shares of the Company's Common Stock;

            NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the parties agree as follows:

      1. Amendment: Section 7 shall be amended and restated in its entirety to read as follows:

      7. Issuance of Additional Shares of Common Stock: Except as otherwise set forth in this Section 7, at no time shall the number of shares of Common Stock currently held by the Executive or acquired pursuant to this Agreement, constitute less than five percent (5%) of the Company's issued and outstanding shares of Common Stock on a fully-diluted, as converted basis. If the Company issues additional shares of Common Stock, or securities convertible into shares of Common Stock to any third party after the date hereof, then the Company shall likewise cause to be issued to the Executive, such additional number of shares of Common Stock as are necessary to maintain Executive's five percent (5%) equity ownership in the Company. Notwithstanding the above, the Company shall not have any obligation to cause to be issued to Executive additional number of shares of Common Stock, and the number of shares of Common Stock held by Executive shall be permitted to fall below five percent (5%) of the Company's issued and outstanding shares of Common Stock on a fully-diluted, as converted basis, if Company is required to issue additional shares of Common Stock to Itera Holdings BV pursuant to that certain Agreement for Issuance of Additional Shares of Common Stock entered into by and between Itera Holdings BV and Company effective as of May 18, 2004.

      2. Controlling Agreement. To the extent any provisions contained herein conflict with the Employment Agreement or any other agreements between Executive and Company, oral or otherwise, the provisions contained herein shall supersede such conflicting provisions contained in the Employment Agreement or other agreements. Except as modified herein, Executive and Company hereby represent and warrant that the Employment Agreement remains in full force and effect and is hereby reaffirmed and ratified by Executive and Company.

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      3. Counterparts, Facsimiles. This Amendment may be executed in counterparts. Each executed counterpart of this Amendment will constitute an original document, and all executed counterparts, together, will constitute the same agreement. Any counterpart evidencing signature by one party that is delivered by telecopy by such party to the other party hereto shall be binding on the sending party when such telecopy is sent, and such sending party shall within the days thereafter deliver to the other parties a hard copy of such executed counterpart containing the original signature of such party or its authorized representative.

                         [Signatures on following page]

      IN WITNESS WHEREOF, the parties have signed this Amendment No. 1 to Employment Agreement as of the date above written.

         Employer:                                Executive:
         Dune Energy, Inc.


         By: /s/ Amiel David                      /s/ Alan Gaines
             Amiel David                          Alan Gaines
             President, Chief Operating
             Officer